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                                                                    EXHIBIT 99.1
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           Press Release of CSB Bancorp, Inc., dated January 23, 2004


[CSB BANCORP, INC. LOGO]

For Immediate Release                                    Contact:
Friday January 23, 2004                                  A. Lee Miller
                                                         Chief Financial Officer
                                                         330-763-2875

Millersburg, Ohio January 23, 2004-

CSB Bancorp (CSBB.OB) parent of the Commercial and Savings Bank Millersburg, Ohio, today announced fourth quarter and full year 2003 unaudited earnings. For the quarter ended December 31, 2003 net earnings were $552 thousand versus $406 thousand for the same quarter in 2002. This represents a 36% increase. Per share earnings increased to $0.21 per share in 2003 over $0.15 per share, a 40% increase in per share earnings. For the full year 2003, net earnings increased to $2,060,000 from $1,923,000 in 2002, which represents a 7% increase over the prior year. Per share earnings, for the full year, increased 6.8% rising to $0.78 per share versus $0.73 in 2002.

Commenting on these results President & CEO John Limbert said, "We believe that 2003 ended the "fix-it" chapter for CSB. We are positioned to grow properly and profitably. Our operating efficiencies will continue to improve and reflect the numerous programs initiated in late 2003 as well as those being implemented in 2004."

CSB Bancorp is a one-bank holding company that operates offices in Holmes, Wayne and Tuscarawas counties. In 2004 the company will mark its 125th year of continuous operation.